ADDENDUM TO
                       AGREEMENT AND PLAN OF MERGER

     THIS ADDENDUM TO AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of February 28, 2007, by and among Reflect Scientific, Inc. a Utah corporation ("Parent"); Image Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"); Smithgall and Associates, Inc. dba Image Labs International, a Georgia corporation qualified to do business as a foreign corporation in Montana (the "Company"); and Brian Smithgall ("Smithgall") the Company's sole shareholder (the "Company Shareholder").

     WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company, and the shareholders of Merger Subsidiary and the Company, executed an Agreement and Plan of Merger on or about November 15, 2006 (the "Merger Agreement"), upon the terms and subject to the conditions set forth therein; and;

     WHEREAS, the parties hereto desire to amend the Merger Agreement to reflect certain changes agreed to by the parties;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

     1. Paragraph 1.3(b) of the Merger Agreement shall be amended to read as follows:

     (b) At the Closing, Parent shall issue and exchange with the Company Shareholder as consideration for all shares of Company Common Stock (as defined in Section (1.4(a)), 525,000 shares of Parent Common Stock (as defined in Section (1.4(a)) (the "Merger Consideration" as defined in Section 1.4(a)). The shares of Parent Common Stock referenced in this Agreement and exchangeable with the Company Shareholder shall be "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission (the "SEC"). Parent shall assume no Company debt owed to the Company Shareholder. Parent shall pay to the Company Shareholder $200,000 by wire in accordance with the wiring information set forth in Section 8.6. Parent shall be able to demonstrate to the satisfaction of Company Shareholder that it has raised approximately $500,000 in cash funding or will provide evidence of a letter of credit in such amount to support the Catpro Business Segment owned by the Company and to be operated as a separate division within the Company as a wholly-owned subsidiary of the Parent.

     2. Paragraph 1.3(d)(i) of the Merger Agreement shall be amended to read as follows:

               (i)  Parent will provide approximately $500,000 to support the post-Merger Catpro Business Segment.

     3. Paragraph 1.8 of the Merger Agreement shall be amended to read as follows:

          1.8 Directors and Officers of the Surviving Corporation and Parent. With the exception of the removal of Kevin Cooksy, the directors and officers of Merger Subsidiary, as of the Effective Time, shall be designated as the directors and officers of the Surviving Corporation.


     4.   Paragraph 1.11 will be added and will read as follows:

          1.11 Name Change of Surviving Corporation. The name of the Surviving Corporation will be changed to "Image Labs International, Inc."

     5. Paragraph 6.10 shall be deleted as the condition to raise cash funding is no longer a condition to the Closing of the Merger Agreement.

     6. All other terms and conditions of the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


REFLECT SCIENTIFIC, INC.                        SMITHGALL AND ASSOCIATES, INC.


By: /s/ Kim Boyce                               By: /s/ Brian Smithgall
   ---------------------------                     ------------------------
   Kim Boyce, President                            Brian Smithgall, President


                                                SMITHGALL AND ASSOCIATES, INC.
                                                SOLE SHAREHOLDER


                                                By: /s/ Brian Smithgall
                                                    ------------------------
                                                    Brian Smithgall